Exhibit 99.1

Life Storage, Inc. Reports Second Quarter 2018 Results; Raises 2018 Full Year Guidance

BUFFALO, N.Y.--(BUSINESS WIRE)--August 1, 2018--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage facilities, reported operating results for the quarter ended June 30, 2018.

The Company achieved net income attributable to common shareholders in the second quarter of 2018 of $39.3 million or $0.84 per fully diluted common share. This compares to net income attributable to common shareholders of $19.4 million in the second quarter of 2017, or $0.42 per fully diluted common share.

Funds from operations (“FFO”)(1) for the quarter were $1.39 per fully diluted common share compared to $1.24 for the same period last year. Absent acquisition fee income and legal costs incurred in the second quarter of 2017, adjusted FFO per fully diluted common share was $1.39 and $1.33 for the quarters ended June 30, 2018 and 2017, respectively.

“The solid contribution of the legacy Life Storage stores to the same store pool, the resilience of the fundamentals in a number of our key markets, and our growing joint venture and third-party management initiatives is very encouraging,” commented CEO David Rogers. “We’re also excited about the successful launch of Rent Now and further penetration into our commercial customer base. Our focus on consistently strengthening our platforms, supported by our strong balance sheet, provides us with the ability to grow long-term shareholder value,” concluded Mr. Rogers.

Highlights for the 2nd Quarter Included:

  Increased same store revenue by 4.0% and same store net operating income ("NOI")(2) by 5.2% as compared to the second quarter of 2017.
  Grew same store average occupancy for the quarter by 20 basis points to 91.9%.
  Improved organic search engine visibility for the Life Storage brand, thus reducing internet marketing expense by 12.1%.
  Achieved adjusted funds from operations per fully diluted common share of $1.39, a 4.5% increase over the same period last year.
  Added seven stores to its third-party management platform; the Company now manages a total of 152 properties through its joint venture and third-party management agreements.
  Increased management fee income by 31.1% over that of the second quarter of 2017.
  Launched the Company’s “Rent Now” initiative, where customers are able to ‘skip the counter’ and complete the rental process online.
  Paid a quarterly dividend of $1.00 per share of common stock.

OPERATIONS:

Total revenues increased 3.9% over second quarter 2017 while operating costs increased 2.7%, resulting in an NOI increase of 4.5%.

Revenues for the 535 stabilized stores wholly owned by the Company since December 31, 2016 increased 4.0% from those of the second quarter of 2017, the result of a 20 basis point increase in average occupancy and a 3.4% increase in rental rates.

The Company achieved same store revenue growth in 29 of the 33 major markets in its same store pool, with all 33 markets maintaining an average quarterly occupancy greater than 90%. Markets with the strongest positive revenue impact included Las Vegas, NV; Houston/Beaumont, TX; California (Northern and Southern); New York/New Jersey; and Buffalo-Upstate New York.

Same store operating expenses increased 1.5% for the second quarter of 2018 compared to the prior year period. Increased real estate taxes and payroll and benefits were partially offset by a 12.1% decrease in internet marketing costs. Consequently, same store NOI for the period increased 5.2% over the second quarter of 2017.

General and administrative expenses decreased by approximately $4.2 million over the same period in 2017. Absent expenses associated with the Company’s name change and legal proceedings in 2017, general and administrative costs would have increased approximately $0.9 million driven primarily by increased incentive compensation.

PROPERTIES:

During the quarter, the Company added seven properties to its third-party management platform. It now manages a total of 152 properties through its joint venture and third-party management agreements. It has an additional 24 properties under contract to manage commencing in 2018 and 2019, two of which opened subsequent to quarter end. Twenty of the remaining 22 contracts are new developments.

In July, the Company sold one property in Austin, TX for $10.0 million; the property remains under Life Storage management.

Also subsequent to the end of the quarter, the Company entered into contracts to acquire three stores for its own portfolio for a total consideration of approximately $28 million. The facilities are located in markets where the Company already has a presence: Boston, MA; Atlanta, GA; and Greater NYC. The Company currently manages the Boston, MA and Atlanta, GA locations. These pending acquisitions are subject to further due diligence and closing conditions; therefore no assurance can be given that these properties will be purchased according to the terms described.

CAPITAL STRUCTURE AND LIQUIDITY:

Illustrated below are key financial ratios at June 30, 2018:

  Debt to Enterprise Value (at $97.31/share) 27.8%
  Debt to Book Cost of Storage Facilities 40.3%
  Debt to Recurring Annualized EBITDA 5.4x
  Debt Service Coverage 4.8x

At June 30, 2018, the Company had approximately $7.3 million of cash on hand, and $386 million available on its line of credit.

During the quarter, the Company filed a prospectus supplement with the Securities and Exchange Commission under which it may sell shares of its common stock having an aggregate gross sales price of up to $300 million through an "at-the-market" (ATM) offering program. No shares were issued under the ATM during the quarter.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share or $4.00 annualized.

YEAR 2018 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for the third quarter and full year 2018:

Same Store Projected Increases Over 2017
	3Q 2018	FY 2018
Revenue	2.75 – 3.25%	2.50 – 3.25%
Operating Costs (excluding property taxes)	1.00 – 2.00%	0.75 – 1.50%
Property Taxes	5.50 – 6.50%	5.50 – 6.50%
Total Operating Expenses	2.50 – 3.50%	2.25 – 3.00%
Net Operating Income	2.75 – 3.25%	2.75 – 3.25%

The Company’s 2018 same store pool consists of the 535 stabilized stores owned since December 31, 2016, which includes the stabilized legacy Life Storage locations. The stores purchased between 2015 and 2017 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

The Company plans to complete $45 – $50 million of expansions in 2018. It also has budgeted $21 - $24 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has not yet closed any acquisitions in 2018. Should any acquisitions or joint venture investments occur, they are expected to be funded by free cash flow and draws on its line of credit, which carries an interest rate of Libor plus 1.10%.

As of June 30, 2018, the Company operated 22 self storage facilities that it acquired between 2015 - 2017 upon issuance of certificate of occupancy or in the early stages of lease-up. These properties are expected to contribute above average revenue growth in 2018.

Annual general and administrative expenses are expected to be approximately $45 – $46 million.

The Company experienced two unique situations in the second half of 2017 that impacted same store performance: (i) Houston and Beaumont, TX benefited from elevated occupancy levels after Hurricane Harvey, and to a lesser extent, parts of Florida also experienced occupancy gains due to Hurricane Irma; and (ii) higher internet marketing spend associated with the brand conversion to Life Storage. Guidance has been adjusted to account for the Company’s solid performance in the first half of 2018, and the estimates continue to include normalized seasonal occupancy in the 2017 hurricane-affected markets, and reduced marketing spend.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2018 to be approximately $5.42 to $5.48 per share, and between $1.40 and $1.44 per share for the third quarter of 2018.

Reconciliation of Guidance	3Q 2018 Range or Value	FY 2018 Range or Value
Earnings per share attributable to common shareholders - diluted	$0.85 - $ 0.89	$3.19 - $ 3.25
Plus: real estate depreciation and amortization	0.55 - 0.55	2.23 - 2.23
FFO per share	$1.40 - $ 1.44	$5.42 - $ 5.48

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, August 2, 2018. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic), or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com or at http://www.investorcalendar.com/event/33708.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 33708.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 700 storage facilities in 28 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 400,000-plus customers, making it a leader in the industry. For more information visit https://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2018	2017
Assets
Investment in storage facilities:
Land	$786,628	$786,628
Building, equipment and construction in progress	3,560,756	3,534,782
	4,347,384	4,321,410
Less: accumulated depreciation	(671,717)	(624,314)
Investment in storage facilities, net	3,675,667	3,697,096
Cash and cash equivalents	7,327	9,167
Accounts receivable	7,935	7,331
Receivable from joint ventures	994	1,397
Investment in joint ventures	133,225	133,458
Prepaid expenses	16,657	6,757
Trade name	16,500	16,500
Fair value of interest rate swap agreements	177	205
Other assets	4,487	4,863
Total Assets	$3,862,969	$3,876,774

Liabilities
Line of credit	$113,000	$105,000
Term notes, net	1,610,062	1,609,089
Accounts payable and accrued liabilities	83,254	92,941
Deferred revenue	10,080	9,374
Mortgages payable	12,489	12,674
Total Liabilities	1,828,885	1,829,078

Noncontrolling redeemable Operating Partnership Units at redemption value	20,644	19,373

Equity
Common stock	466	466
Additional paid-in capital	2,368,942	2,363,171
Accumulated deficit	(348,764)	(327,727)
Accumulated other comprehensive loss	(7,204)	(7,587)
Total Shareholders' Equity	2,013,440	2,028,323
Total Liabilities and Shareholders' Equity	$3,862,969	$3,876,774

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	April 1, 2018	April 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Revenues
Rental income	$125,892	$120,646	$247,516	$239,240
Other operating income	9,570	8,955	18,645	16,864
Management and acquisition fee income	2,546	3,183	4,941	5,001
Total operating revenues	138,008	132,784	271,102	261,105

Expenses
Property operations and maintenance	29,787	29,719	60,236	59,515
Real estate taxes	15,643	14,498	31,061	28,933
General and administrative	11,728	15,959	23,771	27,396
Operating leases of storage facilities	141	141	283	141
Depreciation and amortization	24,784	26,186	49,548	51,050
Amortization of in-place customer leases	-	11,919	-	24,697
Total operating expenses	82,083	98,422	164,899	191,732

Income from operations	55,925	34,362	106,203	69,373

Other income (expense)
Interest expense (A)	(17,518)	(15,716)	(34,722)	(30,926)
Interest income	2	1	6	4
Equity in income of joint ventures	1,048	785	2,020	1,506

Net income	39,457	19,432	73,507	39,957
Noncontrolling interests in the Operating Partnership	(183)	(77)	(344)	(172)
Net income attributable to common shareholders	$39,274	$19,355	$73,163	$39,785

Earnings per common share attributable to common shareholders - basic	$0.84	$0.42	$1.57	$0.86

Earnings per common share attributable to common shareholders - diluted	$0.84	$0.42	$1.57	$0.86

Common shares used in basic
earnings per share calculation	46,480,907	46,364,890	46,466,700	46,334,729

Common shares used in diluted
earnings per share calculation	46,576,352	46,477,680	46,556,512	46,448,286

Dividends declared per common share	$1.00	$1.00	$2.00	$1.95

(A) Interest expense for the period ending June 30 consists of the following
Interest expense	$16,993	$15,196	$33,673	$29,887
Amortization of debt issuance costs	525	520	1,049	1,039
Total interest expense	$17,518	$15,716	$34,722	$30,926

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	April 1, 2018	April 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net income attributable to common shareholders	$39,274	$19,355	$73,163	$39,785
Noncontrolling interests in the Operating Partnership	183	77	344	172
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	24,270	37,708	48,526	74,973
Depreciation and amortization from unconsolidated joint ventures	1,234	948	2,430	1,716
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(302)	(229)	(582)	(502)
Funds from operations available to common shareholders	64,659	57,859	123,881	116,144
FFO per share - diluted	$1.39	$1.24	$2.66	$2.50

Adjustments to FFO
Loss related to legal settlement	-	5,040	-	5,040
Acquisition fee income	-	(1,241)	-	(1,241)
Board changes and other proxy related expenses	-	-	1,128	-
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	-	(15)	(5)	(15)
Adjusted funds from operations available to common shareholders	64,659	61,643	125,004	119,928
Adjusted FFO per share - diluted	$1.39	$1.33	$2.68	$2.58

Common shares - diluted	46,576,352	46,477,680	46,556,512	46,448,286

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	April 1, 2018	April 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net Income	$ 39,457	$ 19,432	$ 73,507	$ 39,957
General and administrative	11,728	15,959	23,771	27,396
Payments for rent	141	141	283	141
Depreciation and amortization	24,784	38,105	49,548	75,747
Interest expense	17,518	15,716	34,722	30,926
Interest income	(2)	(1)	(6)	(4)
Equity in income of joint ventures	(1,048)	(785)	(2,020)	(1,506)
Net operating income	$ 92,578	$ 88,567	$ 179,805	$ 172,657

Same store	$ 85,868	$ 81,634	$ 166,806	$ 160,625
Other stores and management fee inc income	6,710	6,933	12,999	12,032
Total net operating income	$ 92,578	$ 88,567	$ 179,805	$ 172,657

Life Storage, Inc.
Quarterly Same Store Data (3) 535 mature stores owned since 12/31/16
(unaudited)
	April 1, 2018	April 1, 2017
	to	to		Percentage
(dollars in thousands)	June 30, 2018	June 30, 2017	Change	Change

Revenues:
Rental income	$120,196	$115,263	$4,933	4.3%
Revenues related to tenant insurance	4,710	4,566	144	3.2%
Other operating income	1,926	2,154	(228)	-10.6%
Total operating revenues	126,832	121,983	4,849	4.0%

Expenses:
Payroll and benefits	10,262	10,115	147	1.5%
Real estate taxes	14,378	13,539	839	6.2%
Utilities	3,607	3,545	62	1.7%
Repairs and maintenance	4,297	4,339	(42)	-1.0%
Office and other operating expense	3,958	4,042	(84)	-2.1%
Insurance	1,487	1,420	67	4.7%
Advertising	326	335	(9)	-2.7%
Internet marketing	2,649	3,014	(365)	-12.1%
Total operating expenses	40,964	40,349	615	1.5%

Net operating income (2)	$85,868	$81,634	$4,234	5.2%

QTD Same store move ins	55,827	58,440	(2,613)

QTD Same store move outs	50,304	50,016	288

Other Comparable Quarterly Same Store Data
(unaudited)
	April 1, 2018	April 1, 2017
	to	to		Percentage
	June 30, 2018	June 30, 2017	Change	Change
Stores owned since 12/31/15 (430 stores)
Revenues	$97,333	$94,248	$3,085	3.3%
Expenses	31,358	30,816	542	1.8%
Net operating income	$65,975	$63,432	$2,543	4.0%

Stores owned since 12/31/14 (412 stores)
Revenues	$93,144	$90,179	$2,965	3.3%
Expenses	29,882	29,384	498	1.7%
Net operating income	$63,262	$60,795	$2,467	4.1%

Life Storage, Inc.
Year to Date Same Store Data (3) 535 mature stores owned since 12/31/16
(unaudited)
	January 1, 2018	January 1, 2017
	to	to		Percentage
(dollars in thousands)	June 30, 2018	June 30, 2017	Change	Change

Revenues:
Rental income	$236,390	$228,728	$7,662	3.3%
Revenues related to tenant insurance	9,363	8,954	409	4.6%
Other operating income	3,611	3,849	(238)	-6.2%
Total operating revenues	249,364	241,531	7,833	3.2%

Expenses:
Payroll and benefits	20,806	20,343	463	2.3%
Real estate taxes	28,756	27,079	1,677	6.2%
Utilities	7,682	7,323	359	4.9%
Repairs and maintenance	9,000	9,279	(279)	-3.0%
Office and other operating expense	8,140	8,058	82	1.0%
Insurance	2,930	2,785	145	5.2%
Advertising	658	672	(14)	-2.1%
Internet marketing	4,586	5,367	(781)	-14.6%
Total operating expenses	82,558	80,906	1,652	2.0%

Net operating income (2)	$166,806	$160,625	$6,181	3.8%

YTD Same store move ins	104,267	108,868	(4,601)

YTD Same store move outs	97,007	96,898	109

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (4)
	2018	2017	2018	2017

Weighted average quarterly occupancy	91.9%	91.7%	91.5%	90.9%

Occupancy at June 30	92.4%	92.5%	92.1%	91.9%

Rent per occupied square foot	$13.86	$13.41	$13.81	$13.36

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the six months ended June 30, 2018:

Beginning balance	$4,321,410
Property acquisitions	-
Improvements and equipment additions:
Expansions	3,197
Roofing, paving, and equipment:
Stabilized stores	10,926
Change in construction in progress (Total CIP $28.4 million)	14,040
Dispositions and Impairments	(2,189)
Storage facilities at cost at period end	$4,347,384

Life Storage, Inc.
Other Data - unaudited (continued)

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	June 30, 2018	June 30, 2017

Management and administrative salaries and benefits	6,908	6,381
Training	211	252
Call center	753	721
Life Storage Solutions costs	196	134
Income taxes	720	429
Legal, accounting and professional	1,005	1,071
Name change	-	79
Loss related to legal settlement	-	5,040
Other administrative expenses (5)	1,934	1,852
	$ 11,727	$ 15,959

Net rentable square feet	June 30, 2018
Wholly owned properties	39,867,183
Joint venture properties	7,404,596
Third party managed properties	3,266,334
	50,538,113

	June 30, 2018	June 30, 2017

Common shares outstanding	46,599,927	46,565,213
Operating Partnership Units outstanding	215,009	217,481
(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Life Storage, Inc.
Diane Piegza, 716-650-6115
dpiegza@lifestorage.com